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                                                                   Exhibit 10.11

[LOGO]     [LETTERHEAD]


July 9, 1999

Brian Gillings
16090 Ridgecrest Ave.
Monte Sereno, CA 95030

Dear Brian,

We have enjoyed talking with you and feel that your abilities and interests are a good match with the needs of Integrated Telecom Express, Inc. ("ITeX"). We are pleased to offer you the position of VP of Marketing commencing July 19, 1999.

If you accept our offer, your starting salary for this position will be $135,000 per year. You will also be eligible to participate in the management incentive plan after it is finalized later this year. Subject to approval by ITeX's Board of Directors, you will be granted options to purchase 225,000 shares of the common stock of ITeX at a price to be decided by the Board. These options are to vest over four years with a vesting schedule of 20%, 25%, 30% and 25% commencing from the date of hire. Should you leave ITeX during the vesting period, your options will cease to accrue, as more fully described in ITeX's option plan. Additionally, health and dental/vision insurance plans are available starting on the first day of the calendar month following your date of hire.

By countersigning this letter, you accept our offer and confirm that (i) you are not a party to any employment agreement or other contract or arrangement which prohibits your full time employment with ITeX, (ii) you will not disclose any trade secret or confidential information of any third party to ITeX, and
(iii) you do not know of any conflict which would restrict your employment with ITeX.

By accepting a position with ITeX, you acknowledge that your employment is on an at-will basis and for an unspecified duration. Neither this offer letter nor any policy or procedure of ITeX nor any verbal representations shall confer any right to continuing employment. Either ITeX or you may terminate your employment relationship at any time, with or without cause. You further understand that neither job performance, promotions, accommodations, bonuses nor anything else shall imply an obligation on the part of ITeX to continue your employment.

If you have any questions concerning this offer, please contact Janet Chen immediately at (408) 980-8689 ext. 208. If you accept our offer, please sign this offer letter where indicated and return it to Janet Chen or fax it to her private fax number (408) 980-9214 by July 23. This offer will expire of its own accord if it is not accepted in writing by 5pm on July 23, 1999.

We look forward to having you join the ITeX team.

Very truly yours,

Integrated Telecom Express, Inc.


/s/ Rich Forte
-------------------------
Rich Forte
President and CEO
                                   Accepted and agreed

                                  By:  /s/  Brian Gillings
                                     ---------------------------------------
                                                 7-13-99